Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-221612) of Advanced Disposal Services, Inc., and

2)	Registration Statement (Form S-8 No. 333-214072) pertaining to the Advanced Disposal Waste Holdings Corp. 2012 Stock Incentive Plan and the Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan;

of our reports dated February 24, 2020, with respect to the consolidated financial statements of Advanced Disposal Services, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Advanced Disposal Services, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Advanced Disposal Services, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Jacksonville, Florida
February 24, 2020